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                                                                    EXHIBIT 99.1

For information:        Fred Ball, Bank of Texas, N.A.
                        (214) 987-8827

                        B. Ralph Williams, Citizens National Bank of Texas
                        (713) 661-4444

                        Russ Florence, BOK Financial Corp.
                        (918) 588-6348

                      BOK FINANCIAL ENTERS HOUSTON MARKET
                      -----------------------------------
                      WITH ACQUISITION OF CNBT BANCSHARES
                      -----------------------------------

     HOUSTON (Monday, Aug. 21, 2000) - BOK Financial Corp. (NASDAQ: BOKF), its Bank of Texas, N.A., subsidiary and CNBT Bancshares Inc. (NASDAQ: CNBT) today announced a definitive agreement for BOK Financial to acquire CNBT Bancshares, a $424 million banking organization based in Houston. CNBT Bancshares is the parent company of Citizens National Bank of Texas, and operates six bank facilities in the Houston metropolitan area.

     The transaction marks Bank of Texas' entrance into the growing Houston market.

     "This is a natural extension of our growth in Texas," said Fred Ball, president and chief executive officer of Bank of Texas. "There have long been ties between Houston and Dallas related to the oil and gas industry, which is a strong lending area for our organization. This move is also consistent with our stated goal of expanding into high-growth metropolitan markets.

     "Bank of Texas has proven to be highly successful, filling the void between the large national banks and
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small local banks. We see our entrance into Houston as being similar. We are acquiring an outstanding community and customer-oriented bank with a solid foundation and a banking philosophy similar to ours, and we will add our larger lending capabilities and broader array of products.

     "Bank of Texas has established a reputation with both consumer and commercial customers of offering nationally competitive products delivered with community bank service."

     B. Ralph Williams, president and chief executive officer of CNBT, will retain his position and report to Ball. Other members of CNBT's management team have also agreed to stay with the company.

     "We looked at a number of holding companies with which to pursue a business combination," Williams said. "After evaluating several inquiries, Bank of Texas clearly emerged as our first choice. We're excited to join them - particularly now, as their organization continues to evolve and grow. We are confident this is the best possible move for our customers, shareholders and employees, and that they will benefit for many years to come."

     Citizens National Bank's headquarter's office is in Bellaire, seven miles southwest of downtown Houston. It has five additional locations - three in nearby Sugar Land, one in Stafford and one in northwest Houston. Three of the six locations are supermarket branches. A seventh facility, under construction at Westheimer and Shadowbriar, is scheduled to open in October, and land has been purchased for an eighth location in the rapidly growing suburb of Katy, Texas.
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     Citizens National Bank has developed strong community ties that include a
Leisure Club for customers 50 and over that has grown to some 5,000 members in the Houston-Bellaire area.

     "There will be no disruption of service to Citizens National Bank customers," said Williams. "With the expanded product offering and continued commitment to customer service, we're convinced that service will in fact be enhanced."

     Bank of Texas currently has 13 locations, stretching from Hurst - which is near Fort Worth - eastward through Dallas, and north to Sherman. Its most recent expansion came in the summer of 1999, with the acquisitions of Swiss Avenue Bank, Canyon Creek National Bank and Mid-Cities National Bank. Bank of Texas' assets are $1.2 billion.

     Details of the transaction were not disclosed. The acquisition is subject to approval by regulators and CNBT's shareholders. Ball said he anticipates closing the transaction during the first quarter of 2001.

     Bank of Texas, N.A., is a subsidiary of BOK Financial Corp., a multi-bank holding company based in Tulsa, Okla. BOK Financial's total assets are $8.8 billion. Other subsidiaries include Bank of Albuquerque, N.A., Bank of Arkansas, N.A., and Bank of Oklahoma, N.A. BOK Financial Corp.'s trust company subsidiaries are responsible for $17 billion in assets. TransFund, the company's electronic funds transfer network, has more than 1,000 machines installed in an eight-state area, and provides services for more than 280 financial institutions and more than 1.2 million cardholders. BOK Financial's mortgage companies have offices Arkansas, Kansas, Missouri, New Mexico, Oklahoma and Texas.
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                             CNBT Bancshares Inc.
                                    Profile

Subsidiary Bank:         Citizens National Bank of Texas

Assets as of June 30:    $424 million
Loans as of June 30:     $159 million
Deposits as of June 30:  $347 million

Locations:               Main Office               Sugar Land
                         5320 Bellaire Blvd.       15245 Southwest Freeway
                         Bellaire, Texas           Sugar Land, Texas

                         Sweetwater (supermarket)  First Colony (supermarket)
                         4825 Sweetwater Blvd.     3665 Highway 6
                         Sugar Land, Texas         Sugar Land, Texas

                         Stafford (supermarket)    Northwest Branch
                         220 FM 1092               13230 W. Little York
                         Stafford, Texas           Houston, Texas

                         Westheimer (opening October 2000)
                         12255 Westheimer
                         Houston, Texas

Management:              Frank G. Cook, Chairman
                         B. Ralph Williams, President and Chief Executive
                          Officer
                         Randy Dobbs, CFO and Chief Operating Officer

Services, specialties:   Retail and commercial banking

Number of employees:     130 (117 full-time, 13 part-time)

Background:              CNBT Bancshares Inc. was founded in 1983. The bank
                         expanded in 1992 to Sugar Land, and today has six locations. Common stock is traded on NASDAQ under the symbol CNBT.